Exhibit 99

News from
Sears

MEDIA CONTACT:
Peggy A. Palter
(847) 286-8361

FOR IMMEDIATE RELEASE:
April 10, 2002

SEARS EXPECTS RECORD FIRST QUARTER COMPARABLE EPS OF $0.93; EXPECTS FULL YEAR EARNINGS TO RISE APPROXIMATELY 17 PERCENT

March Comparable Store Sales Decrease 4.7 Percent

        HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. (NYSE: S) today announced preliminary first quarter earnings. The company anticipates that earnings per share, excluding non-comparable items, will be $0.93 for the first fiscal quarter of 2002 versus $0.45 in the first quarter of last year, an increase of 107 percent. These strong results were driven by the Retail and Related Services segment, which improved operating earnings by over $140 million from last year.

        "I am particularly pleased with our improved retail earnings," said Chairman and Chief Executive Officer Alan J. Lacy. "These results demonstrate the initial success of the strategic initiatives we have begun to implement. While revenues continue to be soft, our focus on gross margin, inventory levels and operating expenses is driving substantial profit improvement."

        The Credit and Financial Products segment also had a very strong quarter with an expected earnings increase of approximately 20 percent. The company also repurchased 8.2 million shares totaling $427 million during the quarter.

Non-comparable items

          First quarter 2002 reported results will be affected by three non-comparable items:

  The company recorded a non-cash charge of $208 million, or $0.64 per share, due to the adoption of a new accounting standard, FASB Statement No. 142, "Goodwill and Other Intangible Assets." This charge will be reported as a cumulative effect of an accounting change.

  The company realized a gain of $58 million, or $0.18 per share, from the sale of a portion of its investment in Advance Auto Parts. This transaction generated after-tax cash proceeds of $110 million.

  The company recorded a charge of $40 million, or $0.13 per share, to recognize the cost of Sears Canada's plan to convert its existing Eaton's stores to Sears Canada stores.

- more -

SEARS/Add One

        Reported earnings per share, including non-comparable items, are anticipated to be $0.34 per share for the first quarter of 2002 as compared with $0.53 last year. Reported earnings for the first quarter of 2001 included net securitization income of $26 million, or $0.08 per share.

        The company expects to release first quarter earnings on Thursday, April 18. Sears has scheduled its first quarter 2002 earnings conference call for that morning at 10:30 a.m. Eastern/9:30 a.m. Central time. The call will be webcast live over the Internet at www.sears.com. To access the webcast, click on "Investors" and select "Events and Webcasts." A replay of the call will be available on the Web site for approximately one week. Software necessary to listen to the webcast, Windows Media Player or Real Player, can be downloaded from the webcast site. Downloading the software may take up to 22 minutes with a 56K speed modem.

Updated 2002 Outlook

        "We clearly had a strong first quarter from a profit perspective," said Lacy. "As a result, we now expect 2002 full year comparable earnings per share to increase approximately 17 percent from the prior year amount of $4.22. However, it is still early in the year and we continue to be cautious due to the uncertain economic outlook for the year and the execution risk inherent during the implementation of our Full-line store strategy."

        Previous expectation was for full year comparable earnings per share to increase in the range of 13 to 15 percent.

March 2002 comparable store sales

        Total domestic store revenues for the five weeks ended April 6, 2002 were $2.52 billion, a 1.8 percent decrease compared to the five weeks ended April 7, 2001. Comparable domestic store revenues decreased 4.7 percent.

        Lacy stated that results in Sears' core home appliance business were very strong, while sales in electronics and lawn and garden were down for the month. In softlines, the early Easter holiday helped boost apparel and footwear sales, but did not offset the declines experienced earlier in the month. In addition, merchandise exits, including the installed floor covering and custom window treatment businesses,

- more -

SEARS/Add Two

contributed to the sales decline in softlines. In off-mall formats, dealer stores posted a solid sales increase for the month.

	Sears, Roebuck and Co.
	5 Weeks	9 Weeks
2002 Domestic Store Revenues - Ended April 6, 2002	$ 2,517,000,000	$ 4,461,200,000
2001 Domestic Store Revenues - Ended April 7, 2001	2,562,600,000	4,530,900,000
Percent Change	-1.8%	-1.5%
Comparable Domestic Stores Percent Change	-4.7%	-4.0%

Forward-Looking Statements

        This release contains a preliminary projection of first quarter results, which is a "forward-looking statement" based on preliminary estimates regarding first quarter costs and expenses, including normal quarter-end accounting and valuation adjustments, and similar uncertainties. This release also contains an Updated 2002 Outlook, which is also a "forward looking statement," based on assumptions about the future which are subject to risks and uncertainties, such as competitive conditions in retail; changes in consumer confidence and spending; interest rates, delinquency and charge-off trends in the credit card receivables portfolio; continued consumer acceptance of the Sears Gold MasterCard Program; the successful execution of and customer reactions to the company's Full-line store strategy and other strategic initiatives; anticipated cash flow; general economic conditions and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. While the company believes its forecasts and assumptions are reasonable, it cautions that actual results may differ materially. The company intends the forward-looking statement in this release to speak only as of the time of this release and does not undertake to update or revise this projection as more information becomes available.

About Sears

        Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of more than $40 billion. The company serves families in the U.S. through Sears stores nationwide, including approximately 870 full-line stores. Sears also offers a wide variety of online offerings accessible through its Web site, sears.com. The company makes available by phone a recorded message on sales performance of its domestic stores. The message is updated weekly and can be heard by calling (847) 286-6111.

# # #